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                                                                    EXHIBIT 12.2

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                -----------------
                                                                1999         1998
                                                                ----         ----
Income (loss) from continuing operations....................    $ 53         $106
Add:
     Interest...............................................      42           30
     Portion of rentals representative of interest factor...       5            5
     Preferred stock dividend requirements of majority-owned
      subsidiaries..........................................      13           14
     Income tax expense (benefit) and other taxes on
      income................................................      44           55
     Amortization of interest capitalized...................      --           --
     Undistributed (earnings) losses of affiliated companies
      in which less than a 50% voting interest is owned.....      --           --
                                                                ----         ----
          Earnings (loss) as defined........................    $157         $210
                                                                ====         ====
Interest....................................................    $ 42         $ 30
Interest capitalized........................................      --           --
Portion of rentals representative of interest factor........       5            5
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................      22           20
                                                                ----         ----
          Fixed charges as defined..........................    $ 69         $ 55
                                                                ====         ====
Ratio of earnings to fixed charges..........................    2.28         3.82
                                                                ====         ====
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